Exhibit 99.3

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Tony Thene	Kevin G. Lowery
(212) 836-2674	(412) 553-1424
Mobile (724) 422-7844

Alcoa Announces Pricing for Exchange Offers

New York, NY – February 15, 2007 – Alcoa Inc. today announced the pricing terms of its new series of notes due 2019 (the “2019 notes”) and new series of notes due 2022 (the “2022 notes” and collectively with the 2019 notes, the “new notes”) which are to be issued in exchange for up to $1,500,000,000 in aggregate principal amount of its outstanding 7-3/8% notes due 2010 (the “2010 notes”), 6-1/2% notes due 2011 (the “2011 notes”) and 6% notes due 2012 (the “2012 notes” and collectively with the 2010 notes and 2011 notes, the “old notes”).

The total exchange price for each $1,000 principal amount of:

(a)	2010 notes tendered, using a yield of 5.046%, will be $1,072.64, consisting of $1,000 principal amount of new notes and $72.64 in cash;

(b)	2011 notes tendered, using a yield of 5.096%, will be $1,053.20, consisting of $1,000 principal amount of new notes and $53.20 in cash; and

(c)	2012 notes tendered, using a yield of 5.146%, will be $1,036.48, consisting of $1,000 principal amount of new notes and $36.48 in cash.

The total exchange price includes an early participation amount that is payable only to holders of old notes that validly tendered and did not validly withdraw their old notes at or prior to 5:00 p.m., New York City time, on February 5, 2007 (the “early participation date”). Holders of old notes that validly tender their old notes after the early participation date but prior to the expiration date of the exchange offers will receive the total exchange price less the early participation amount.

The new 2019 notes will mature on February 23, 2019 and the new 2022 notes will mature on February 23, 2022. The interest rate on the 2019 notes will be 5.72% and the interest rate on the 2022 notes will be 5.87%. Interest on the new notes will accrue from the settlement date (expected to be February 23,

2007). Alcoa will pay accrued and unpaid interest on the old notes that are accepted in the exchange offers to, but not including, the settlement date.

The exchange offers will expire at midnight, New York City time, on February 20, 2007 (the “expiration date”), unless extended or earlier terminated.

The exchange offers are only made, and copies of the offering documents will only be made available (i) to holders of old notes that have certified certain matters to Alcoa, including their status as “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933 or (ii) outside the United States, to holders of old notes who are non-U.S. persons in compliance with Regulation S under the Securities Act (“eligible holders”).

This news release is neither an offer to purchase, an offer to sell nor a solicitation of an offer to purchase or sell any securities. The exchange offers are being made only to eligible holders pursuant to the offering memorandum and only in such jurisdictions as is permitted under applicable law.

Alcoa is the world’s leading producer and manager of primary aluminum, fabricated aluminum and alumina facilities, and is active in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components, Alcoa also markets consumer brands including Reynolds Wrap® foils and plastic wraps, Alcoa® wheels, and Baco® household wraps. Among its other businesses are closures, fastening systems, precision castings, and electrical distribution systems for cars and trucks. Alcoa has 123,000 employees in 44 countries and has been named one of the top most sustainable corporations in the world at the World Economic Forum in Davos, Switzerland. More information can be found at www.alcoa.com.